Exhibit 10.2

October 1, 2020

Mr. Chad Wagenheim

[Redacted]

Dear Chad,

Reference is made to the revised employment terms letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of June 5, 2017 (as amended by letter dated January 11, 2019 and letter dated January 24, 2020, and as further amended by letter agreement dated June 3, 2020 (the “Third Amendment”), collectively, the “Agreement”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Agreement.

This letter amends the Agreement as follows:

1.	The Parties acknowledge and agree that the Reduction Period (as defined in the Third Amendment) shall continue through September 30, 2020, and that, effective as of October 1, 2020, the Executive’s Base Salary shall return to $450,000 per year. Accordingly, the Executive acknowledges and agrees that the Difference (as defined in the Third Amendment) is equal to $45,000.

This letter represents the entire understanding of you and the Company with respect to the amendment of the Agreement. Except as specifically amended and/or modified by this letter, the Agreement, is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this letter, including, without limitation, Section 10 of the Agreement titled Employee Status. For the avoidance of doubt, nothing herein shall be construed as to modify your status as an “at-will” employee of the Company.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

/s/ David Conn
David Conn
Chief Executive Officer

Accepted and agreed this 1st day of October 2020 by:

/s/ Chad Wagenheim
Chad Wagenheim